Exhibit 99.1

Grocery Outlet Holding Corp. Announces First Quarter Fiscal 2025 Financial Results
Emeryville, CA – May 6, 2025 – Grocery Outlet Holding Corp. (NASDAQ: GO) ("Grocery Outlet," the "Company," "we" or "our") today announced financial results for the first quarter of fiscal 2025 ended March 29, 2025.
Highlights for First Quarter Fiscal 2025 as compared to First Quarter Fiscal 2024:
•Net sales increased by 8.5% to $1.13 billion.
•Comparable store sales increased by 0.3%.
•Gross margin was 30.4% compared to 29.3% last year.
•SG&A increased by 9.1% to $331.1 million.
•Operating loss was $22.5 million, which included $33.9 million in restructuring charges.
•Net loss was $23.3 million, or $(0.24) per diluted share, compared to net loss of $1.0 million, or $(0.01) per diluted share last year. Adjusted net income(1) was $13.0 million, or $0.13 diluted adjusted earnings per share(1), compared to $8.8 million, or $0.09 diluted adjusted earnings per share(1) last year.
•Adjusted EBITDA(1) increased by 31.7% to $51.9 million, representing 4.6% of net sales.
“We delivered solid first quarter results, with comp-store sales and gross margins slightly ahead of our outlook, driven by traffic growth and tighter inventory management,” said Jason Potter, President and CEO of Grocery Outlet. “We are encouraged by the improvement in our margins and the progress we have made on our real-time order guide.”
Mr. Potter continued, “I’m very confident about the long-term potential of Grocery Outlet. Our model remains highly differentiated and our performance should continue to accelerate as we improve our level of execution. Consumers love saving money and our model creates tremendous value by delivering opportunistic products through our friendly, helpful local independent operators in the communities they serve across this country. The value we offer consumers becomes even more important in uncertain economic times. Our vision is to become one of the country's most-loved brands and the foundational work we are currently undertaking should enable us to achieve that goal while driving significant shareholder value through strong top-line growth and improved profitability.”

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(1) Adjusted net income, diluted adjusted earnings per share and adjusted EBITDA are non-GAAP financial measures, which exclude the impact of certain special items. Please note that our non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. See the "Non-GAAP Financial Information" section of this release as well as the respective reconciliations of our non-GAAP financial measures below for additional information about these items.

First Quarter Fiscal 2025 Financial Summary
Net sales increased 8.5% to $1.13 billion during the first quarter due to new store sales, including the United Grocery Outlet stores acquired in the prior year, and a 0.3% increase in comparable store sales, which was impacted by the timing shift of the Easter holiday compared to the prior year. Transactions increased by 2.3% during the period while average transaction size decreased by 2.0%. We opened 11 new stores and closed 1 store, ending the quarter with 543 stores in 16 states.
Gross profit increased 12.7% versus the prior period to $342.4 million. Gross margin increased 110 basis points to 30.4% year-over-year, driven primarily by improvements in inventory management capabilities, which were adversely impacted by issues with our systems conversion in the prior year.
Selling, general and administrative expenses increased by 9.1% to $331.1 million, and increased 10 basis points to 29.4% of net sales. The increase in SG&A as a percentage of net sales was driven primarily by additional personnel costs from the Company-operated stores acquired in the United Grocery Outlet transaction in the prior year, partially offset by a decrease from elective commission support we provided to operators in the prior year related to the systems conversion.
Operating loss during the first quarter was $22.5 million, which included $33.9 million in charges during the first quarter related to the Restructuring Plan (described below).
Net loss was $23.3 million, or $(0.24) per diluted share compared to net loss of $1.0 million, or $(0.01) per diluted share last year. Adjusted net income(1) increased by 47.7% to $13.0 million, or $0.13 diluted adjusted earnings per share(1). Adjusted EBITDA(1) was $51.9 million, or 4.6% of net sales, a 31.7% increase over the prior period.
Cash Flow & Capital Spending:
•Net cash provided by operating activities during the first quarter of fiscal 2025 was $58.9 million compared with $7.8 million for the first quarter last year. The increase in cash flow provided by operating activities in the three months of fiscal 2025 was largely driven by improvements in working capital.
•Capital expenditures for the first quarter of fiscal 2025, before the impact of tenant improvement allowances, were $65.3 million, an increase of $16.0 million over the first quarter of fiscal 2024. Capital expenditures, net of tenant improvement allowances, for the first quarter this year, were $57.3 million compared with $46.5 million for the same period last year. The increase in capital expenditures this year was due primarily to increased supply chain investments and additional new store openings during the first quarter of fiscal 2025 compared to the prior year.
Restructuring Plan:
The Company initiated a restructuring plan during the fourth quarter of fiscal 2024, with continuing implementation in fiscal 2025, intended to improve long-term profitability, cash flow generation and return on invested capital, optimize the footprint of new store growth and lower the Company’s cost base (the "Restructuring Plan"). The Restructuring Plan includes (i) the termination of a total of 28 leases for unopened stores in suboptimal locations, as expanded in scope by five additional stores from the 23 stores determined as of fiscal 2024, (ii) the cancellation of certain capital-intensive warehouse projects and (iii) a reduction in headcount in building a more scalable cost structure. As of March 29, 2025, the Company estimates that it will incur total costs under the Restructuring Plan of between $59 million and $61 million, of which between $40 million and $42 million are expected to be cash expenditures. All costs incurred during the first quarter are included in Restructuring charges on the condensed consolidated statements of operations and comprehensive income (loss). The actions under the Restructuring Plan are expected to be substantially completed by the first half of fiscal 2025.

Executive Transitions:
In addition, the Company announced today that Ramesh Chikkala, EVP, Chief Operations Officer, will retire this June and Pamela Burke, EVP, Chief Stores Officer, will retire later this year. “Pam has led a number of functions and forged strong relationships with our IO's during her decade with the company. Ramesh has helped stabilize and build leadership teams to drive systems improvements, while also strengthening our supply chain,” said Mr. Potter. The Company is commencing a search for a new Store Operations leader, along with other key management roles.
Outlook:
The Company is maintaining key guidance figures for fiscal 2025, other than comparable store sales which are updated as shown in the current guidance as follows(2):

	Previous	Current
New store openings, net	33 to 35	33 to 35
Net sales	$4.7 billion to $4.8 billion	$4.7 billion to $4.8 billion
Comparable store sales increase(3)	2.0% to 3.0%	1.0% to 2.0%
Gross margin	30.0%-30.5%	30.0%-30.5%
Adjusted EBITDA(1)	$260 million to $270 million	$260 million to $270 million
Diluted adjusted earnings per share(1)	$0.70 to $0.75	$0.70 to $0.75
Capital expenditures (net of tenant improvement allowances)	$210 million	$210 million
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(2) Includes 53rd week.
(3) Excludes net sales in the non-comparable week of a 53-week year from the same store sales calculation and compares the current and prior year weekly periods that are most closely aligned.
Conference Call Information:
A conference call to discuss the first quarter fiscal 2025 financial results is scheduled for today, May 6, 2025 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-9208 approximately 15 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://investors.groceryoutlet.com.
A taped replay of the conference call will be available within three hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 and entering access code 13751098. The replay will be available for approximately two weeks after the call.
Non-GAAP Financial Information:
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management and the Board of Directors use EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share as supplemental key metrics to assess our financial performance. These non-GAAP financial measures are also frequently used by analysts, investors and other interested parties to evaluate the Company and other companies in our industry. Management believes it is useful to investors and analysts to evaluate these non-GAAP financial measures on the same basis as management uses to evaluate our operating results. Management uses these non-GAAP financial measures to supplement GAAP financial measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. In addition, we use adjusted EBITDA to supplement GAAP financial measures of performance to evaluate performance in connection with compensation decisions. Management believes that excluding items from operating income, net income (loss) and net income (loss) per diluted share that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides additional information for analyzing trends in our business.
Management defines EBITDA as net income (loss) before net interest expense, income taxes and depreciation and amortization expenses. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation expense, asset impairment and gain or loss on disposition, acquisition and integration costs, restructuring charges, and certain other expenses that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude. Adjusted net income represents net income (loss) adjusted for the previously mentioned adjusted EBITDA adjustments, further adjusted for the amortization of property and equipment purchase accounting asset step-ups and deferred financing costs, tax adjustment to normalize the effective tax rate, and tax effect of total adjustments. Basic adjusted earnings per share is calculated using adjusted net income, as defined above, and basic weighted average shares outstanding. Diluted adjusted earnings per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding.
These non-GAAP financial measures may not be comparable to similar measures reported by other companies and have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. We address the limitations of the non-GAAP financial measures through the use of various GAAP measures. In the future we will incur expenses or charges such as those added back to calculate adjusted EBITDA or adjusted net income. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will be unaffected by the adjustments used to derive such non-GAAP measures.
We have not reconciled the non-GAAP adjusted EBITDA and diluted adjusted earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.
Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy, plans and potential, the Restructuring Plan and its associated benefits, our ability to drive long-term value, and business and market trends may constitute forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "outlook," "plan," "project," "seek," "will," and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied by any forward-looking statements, including the following: failure of suppliers to consistently supply the Company with opportunistic products at attractive pricing; inability to successfully identify trends and maintain a consistent level of opportunistic products or general inventory; failure to maintain or increase comparable store sales; any significant disruption to our distribution network, the operations, technology and capacity of our distribution centers and our timely receipt of inventory; risks associated with newly opened stores; risks associated with our growth strategy, including opening, relocating or remodeling stores on schedule and on budget, as well as the revised near-term new store growth strategy as reflected in the Restructuring Plan; financial and operating impacts associated with our Restructuring Plan; inflation, tariffs and other changes affecting the market prices of the products we sell; failure to maintain our reputation and the value of our brand, including protecting our intellectual property; failure to remediate our material weakness in our internal control over financial reporting; inability to maintain sufficient levels of cash flow from our operations to fund our growth strategy; risks associated with leasing substantial amounts of space; inability to attract, train and retain highly qualified employees or the loss of executive officers or other key personnel; costs and successful implementation of marketing, advertising and promotions; natural or man-made disasters, climate change, power outages, major health epidemics, pandemic outbreaks, terrorist acts, global political events or other serious catastrophic events and the concentration of our business operations; unexpected costs and negative effects if we incur losses not covered by our insurance program; difficulties associated with labor relations and shortages; failure to participate effectively in the growing online retail marketplace; failure to properly integrate or achieve the expected benefits of any acquired businesses; risks associated with economic conditions; competition in the retail food industry; movement of consumer trends toward private labels and away from name-brand products; risks associated with deploying our own private label brands; inability to attract and retain qualified independent operators of the Company ("IOs"); failure of the IOs to successfully manage their business; failure of the IOs to repay notes outstanding to the Company; inability of the IOs to avoid excess inventory shrink; any loss or changeover of an IO; legal proceedings initiated against the IOs; legal challenges to the IO/independent contractor business model; failure to maintain positive relationships with the IOs; risks associated with actions the IOs could take that could harm our business; material disruption to information technology systems, including risks associated from our technology initiatives or third-party security breaches or other disruptions; risks associated with products we and our IOs sell; risks associated with laws and regulations generally applicable to retailers; legal or regulatory proceedings; our substantial indebtedness could affect its ability to operate its business, react to changes in the economy or industry or pay debts and meet obligations; restrictive covenants in our debt agreements may restrict its ability to pursue its business strategies, and failure to comply with any of these restrictions could result in acceleration of our debt; risks associated with tax matters; changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters; and the other factors discussed under "Risk Factors" in our most recent annual report on Form 10-K and in other subsequent reports we file with the United States Securities and Exchange Commission (the "SEC"). Our periodic filings are accessible on the SEC's website at www.sec.gov.
Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee that future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this release or as of the date specified herein and we have based these forward-looking statements on current expectations and projections about future events and trends. Except as required by law, we do not undertake any duty to update any of these forward-looking statements after the date of this release or to conform these statements to actual results or revised expectations.
About Grocery Outlet:
Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold primarily through a network of independently operated stores. Grocery Outlet and its subsidiaries have more than 540 stores in California, Washington, Oregon, Pennsylvania, Tennessee, Idaho, Maryland, Nevada, North Carolina, New Jersey, Ohio, Georgia, Alabama, Delaware, Kentucky and Virginia.
INVESTOR RELATIONS CONTACT:
Christine Chen
(510) 877-3192
cchen@cfgo.com
MEDIA CONTACT:
Layla Kasha
(510) 379-2176
lkasha@cfgo.com

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended
	March 29, 2025	March 30, 2024
Net sales	$1,125,567	$1,036,944
Cost of sales	783,122	732,999
Gross profit	342,445	303,945
Selling, general and administrative expenses	331,078	303,382
Restructuring charges	33,875	—
Operating (loss) income	(22,508)	563
Interest expense, net	6,520	3,176
Loss before income taxes	(29,028)	(2,613)
Income tax benefit	(5,711)	(1,588)
Net loss and comprehensive loss	$(23,317)	$(1,025)
Basic net loss per share	$(0.24)	$(0.01)
Diluted net loss per share	$(0.24)	$(0.01)
Weighted average shares outstanding:
Basic	97,521	99,520
Diluted	97,521	99,520

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 29, 2025	December 28, 2024
Assets
Current assets:
Cash and cash equivalents	$50,910	$62,828
Independent operator receivables and current portion of independent operator notes, net of allowance	15,834	16,051
Other accounts receivable, net of allowance	5,472	4,166
Merchandise inventories	386,170	394,152
Prepaid expenses and other current assets	26,524	26,701
Total current assets	484,910	503,898
Independent operator notes and receivables, net of allowance	38,094	36,441
Property and equipment, net	786,174	750,423
Operating lease right-of-use assets	1,093,355	1,014,678
Intangible assets, net	79,951	78,778
Goodwill	782,835	782,734
Other assets	6,118	6,869
Total assets	$3,271,437	$3,173,821
Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$193,826	$175,871
Accrued and other current liabilities	70,696	55,240
Accrued compensation	22,408	19,687
Current portion of long-term debt	16,875	15,000
Current lease liabilities	73,979	72,905
Income and other taxes payable	10,909	10,921
Total current liabilities	388,693	349,624
Long-term debt, net	458,851	462,502
Deferred income tax liabilities, net	50,350	56,178
Long-term lease liabilities	1,191,620	1,106,219
Other long-term liabilities	2,344	1,914
Total liabilities	2,091,858	1,976,437
Stockholders' equity:
Common stock	98	97
Series A preferred stock	—	—
Additional paid-in capital	821,369	815,858
Retained earnings	358,112	381,429
Total stockholders' equity	1,179,579	1,197,384
Total liabilities and stockholders' equity	$3,271,437	$3,173,821

GROCERY OUTLET HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	13 Weeks Ended
	March 29, 2025	March 30, 2024
Cash flows from operating activities:
Net loss	$(23,317)	$(1,025)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	24,977	20,955
Amortization of intangible and other assets	4,920	3,934
Amortization of debt issuance costs and debt discounts	228	228
Non-cash rent	2,163	922
Impairment of long-lived assets	1,728	—
Share-based compensation	5,458	8,142
Provision for independent operator and other accounts receivable reserves	3,283	583
Deferred income taxes	(5,828)	(1,692)
Other	143	364
Changes in operating assets and liabilities:
Independent operator and other accounts receivable	(2,627)	1,241
Merchandise inventories	7,982	(12,737)
Prepaid expenses and other assets	448	2,305
Income and other taxes payable	(12)	532
Trade accounts payable	16,916	13,753
Accrued and other liabilities	14,748	(17,825)
Accrued compensation	2,620	(13,360)
Operating lease liabilities	5,108	1,521
Net cash provided by operating activities	58,938	7,841
Cash flows from investing activities:
Advances to independent operators	(4,329)	(3,132)
Repayments of advances from independent operators	931	1,503
Purchases of property and equipment	(60,452)	(46,266)
Investments in intangible assets and licenses	(4,834)	(2,992)
Net cash used in investing activities	(68,684)	(50,887)
Cash flows from financing activities:
Proceeds from exercise of stock options	53	3,442
Proceeds from revolving credit facility	20,000	—
Principal payments on revolving credit facility	(20,000)	—
Principal payments on senior term loan due 2028	(1,875)	(1,875)
Principal payments on finance leases	(350)	(382)
Repurchase of common stock	—	(6,241)
Net cash used in financing activities	(2,172)	(5,056)
Net decrease in cash and cash equivalents	(11,918)	(48,102)
Cash and cash equivalents at beginning of period	62,828	114,987
Cash and cash equivalents at end of period	$50,910	$66,885

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	13 Weeks Ended
	March 29, 2025	March 30, 2024
Net loss	$(23,317)	$(1,025)
Interest expense, net	6,520	3,176
Income tax benefit	(5,711)	(1,588)
Depreciation and amortization expenses	29,897	24,889
EBITDA	7,389	25,452
Share-based compensation expenses (1)	5,458	8,142
Asset impairment and gain or loss on disposition (2)	135	364
Acquisition and integration costs (3)	339	2,649
Restructuring charges (4)	33,875	—
Other (5)	4,689	2,788
Adjusted EBITDA	$51,885	$39,395

GROCERY OUTLET HOLDING CORP.
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET INCOME
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended
	March 29, 2025	March 30, 2024
Net loss	$(23,317)	$(1,025)
Share-based compensation expenses (1)	5,458	8,142
Asset impairment and gain or loss on disposition (2)	135	364
Acquisition and integration costs (3)	339	2,649
Amortization of purchase accounting assets and deferred financing costs (6)	1,268	1,322
Restructuring charges (4)	33,875	—
Other (5)	4,689	2,788
Tax adjustment to normalize effective tax rate (7)	3,163	(794)
Tax effect of total adjustments (8)	(12,603)	(4,637)
Adjusted net income	$13,007	$8,809

GAAP net loss per share:
Basic	$(0.24)	$(0.01)
Diluted	$(0.24)	$(0.01)
Adjusted earnings per share:
Basic	$0.13	$0.09
Diluted	$0.13	$0.09
Weighted average shares outstanding:
Basic	97,521	99,520
Diluted	97,521	99,520
Non-GAAP weighted average shares outstanding:
Basic	97,521	99,520
Diluted (9)	98,227	101,136

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(1)Includes non-cash share-based compensation expense.
(2)Represents non-restructuring asset impairment charges and gains or losses on dispositions of assets.
(3)Represents costs related to the acquisition and integration of United Grocery Outlet, including due diligence, legal, other consulting and retention bonus expenses.
(4)Represents charges related to the Restructuring Plan.
(5)Represents other non-recurring, non-cash or non-operational items, such as certain personnel-related hiring and termination costs, system implementation costs, costs related to employer payroll taxes associated with equity awards, legal settlements and other legal expenses, store closing costs, strategic project costs and miscellaneous costs.
(6)Represents the incremental amortization of an asset step-up resulting from purchase price accounting related to our acquisition in 2014 by an investment fund affiliated with Hellman & Friedman LLC, as well as the amortization of debt issuance costs.
(7)Represents adjustments to normalize the effective tax rate for the impact of unusual or infrequent tax items that we do not consider in our evaluation of ongoing performance, including excess tax expenses or benefits related to stock option exercises and vesting of time-based restricted stock units and performance-based restricted stock units that are recorded in earnings as discrete items in the reporting period in which they occur.
(8)Represents the tax effect of the total adjustments. We calculate the tax effect of the total adjustments on a discrete basis excluding any non-recurring and unusual tax items.
(9)To calculate diluted adjusted earnings per share, we adjusted the weighted-average shares outstanding for the dilutive effect of all potential shares of common stock. There is no difference in the weighted-average shares outstanding used to calculate the basic and diluted GAAP net loss per share due to the Company's net loss for the periods presented.